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                                                                    EXHIBIT 21.1


                                 Zix Corporation
                                 Subsidiary List




ZixCorp Canada, Inc., a Canadian corporation

ZixIt.com, Inc., a Delaware corporation

ZixIt Management Services Corporation, a Delaware corporation (payroll entity)

ZixMail.com, Inc., a Delaware corporation

ZixMail Technology Company, a Delaware corporation